Exhibit 99.1

Apollo Investment Corporation Announces $1.25 Billion Credit Facility

New York, NY – April 3, 2006 – Apollo Investment Corporation (“Apollo”) (NASDAQ: AINV) announced today that effective March 31, 2006, it has amended and restated its $900,000,000 senior secured, multi-currency, revolving credit facility (the “Facility”) due April 14, 2010. The amended Facility increases total commitments outstanding to $1,250,000,000 and extends the maturity date to April 13, 2011. The amended Facility also provides for Apollo to seek additional commitments from new and existing lenders in the future, up to an aggregate amount not to exceed $2,000,000,000. Pricing remains at 100 basis points over LIBOR. The Facility will be used to supplement Apollo’s equity capital to make additional portfolio investments.

“Our amended Facility affords us substantial liquidity in today’s marketplace,” said President and Chief Operating Officer Art Penn. “Its flexibility, scale and duration will continue supporting prudent investment portfolio growth on a cost effective basis.”

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio will be invested principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company expects to invest primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein.

Contact:

Richard L. Peteka

Apollo Investment Corporation

212.515.3488